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                                                                      Exhibit 11
                              RUSSELL CORPORATION



                       Computation of Earnings Per Share
                (Dollars in Thousands Except Per Share Amounts)
                                  (Unaudited)





                                                        13 Weeks Ended
                                                   ---------------------------
                                                   3/31/96            4/2/95
                                                   -------           --------

Net income                                        $   11,652         $   12,232
                                                  ==========         ==========
Shares:
  Weighted average common
     shares outstanding                           38,678,635         39,460,758

  Net common shares issuable
     on exercise of certain
     stock options                                   151,405            284,036
                                                  ----------         ----------

  Average common and common
     equivalent shares
     outstanding                                  38,830,040         39,744,794
                                                  ==========         ==========
Earnings per common and
  common equivalent share                         $      .30         $      .31



                                      -11-